Exhibit 10.2

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 48,500 CBM LEG/LPG CARRIER

(HULL NO. H2855)

BETWEEN

NAVIGATOR PROXIMA L.L.C.

as the BUYER

and

JIANGNAN SHIPYARD ( GROUP ) CO., LTD.

and

CHINA SHIPBUILDING TRADING CO., LTD.

Collectively as the SELLER

Shipbuilding Contract	Hull No. H2855

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ARTICLE VII DELIVERY	34

1. TIME AND PLACE	34
2. WHEN AND HOW EFFECTED	34
3. DOCUMENTS TO BE DELIVERED TO THE BUYER	34
4. TITLE AND RISK	36
5. REMOVAL OF VESSEL	36
6. TENDER OF THE VESSEL	36
7. CARGO GAS TRIAL	37
8. FUEL GAS TRIAL	38

ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY	40

1. CAUSE OF DELAY	40
2. NOTICE OF DELAY	41
3. RIGHT TO CANCEL FOR EXCESSIVE DELAY	41
4. DEFINITION OF PERMISSIBLE DELAYS	41

ARTICLE IX WARRANTY OF QUALITY	43

1. GUARANTEE OF MATERIAL AND WORKMANSHIP	43
2. NOTICE OF DEFECTS	43
3. REMEDY OF DEFECTS	44
4. EXTENT OF SELLER’S RESPONSIBILITY	45

ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER	47

ARTICLE XI BUYER’S DEFAULT	49

1. DEFINITION OF DEFAULT	49
2. NOTICE OF BUYER DEFAULT	50
3. INTEREST AND CHARGE ON BUYER’S DEFAULT	50
4. DEFAULT BEFORE DELIVERY OF THE VESSEL	50
5. SALE OF THE VESSEL	51

ARTICLE XII INSURANCE	53

1. EXTENT OF INSURANCE COVERAGE	53
2. APPLICATION OF RECOVERED AMOUNT	53
3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE	54

ARTICLE XIII DISPUTES AND ARBITRATION	55

1. PROCEEDINGS	55
2. ALTERNATIVE ARBITRATION BY AGREEMENT	56
3. NOTICE OF AWARD	56
4. EXPENSES	56
5. AWARD OF ARBITRATION	56
6. ENTRY IN COURT	57
7. ALTERATION OF DELIVERY TIME	57

ARTICLE XIV RIGHT OF ASSIGNMENT	58

ARTICLE XV TAXES AND DUTIES	59

1. TAXES	59
2. DUTIES	59

ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS	60

ARTICLE XVII NOTICE	63

ARTICLE XVIII EFFECTIVE DATE OF CONTRACT	65

ARTICLE XIX INTERPRETATION	66

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Shipbuilding Contract	Hull No. H2855

1. LAW APPLICABLE	66
2. DISCREPANCIES	66
3. DEFINITIONS	66
4. ENTIRE AGREEMENT	67

ARTICLE XX ANTI-BRIBERY AND CORRUPTION	68

ARTICLE XXI TRADE AND COMPLIANCE	69

EXHIBIT “A”: IRREVOCABLE LETTER OF GUARANTEE	73

EXHIBIT “B”:IRREVOCABLE LETTER OF GUARANTEE	77

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Shipbuilding Contract	Hull No. H2855

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE 48,500 CBM LEG/LPG CARRIER

(HULL NO. H2855)

This SHIPBUILDING CONTRACT, entered into this 23rd day of August, 2024 (hereinafter called the “CONTRACT”) by and between NAVIGATOR PROXIMA L.L.C., a limited liability company organized and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called the “BUYER”) on one part;

and

CHINA SHIPBUILDING TRADING CO., LTD., a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People’s Republic of China (hereinafter called “CSTC”), and JIANGNAN SHIPYARD (GROUP) CO., LTD., a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 988 ChangxingJiangnan Ave., Changxing Island, Shanghai 201913, the People’s Republic of China (hereinafter called the “BUILDER”) on the other part, jointly and severally. CSTC and the BUILDER are hereinafter collectively called the “SELLER”.

WITNESSETH

In consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip, test, complete and to sell and deliver to the BUYER after completion of successful trials one (1) 48,500 CBM LEG/LPG as more fully described in Article I hereof, to be registered under the flag of Denmark and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

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ARTICLE I DESCRIPTION AND CLASS

1. DESCRIPTION

The VESSEL is a 48,500 CBM LEG/LPG CARRIER, at designed draft moulded of 9.80 meters (hereinafter called the “VESSEL”) of the class described below. The VESSEL shall have the BUILDER’s Hull No. H2855 and shall be designed, constructed, equipped, tested and completed in accordance with the provisions of this CONTRACT and as per the following “Specifications”:

(1)	Specification (Drawing No. 2LG240204S)

(2)	General Arrangement (Drawing No. 2LG240202S)

(3)	Makers List (Drawing No. 2LG240205S)

attached hereto and signed by the BUYER and the BUILDER (hereinafter collectively called the “Specifications”), making an integral part hereof.

2. CLASS AND RULES

The VESSEL, including its machinery and equipment, shall be constructed in accordance with the rules and regulations issued and having become effective and compulsorily applicable to the VESSEL up to and on the signing date of this CONTRACT of American Bureau of Shipping (hereinafter called the “Classification Society”) and shall be distinguished in the record by the symbol of

X A1, (E), Liquefied Gas Carrier with independent tanks (description: “Ship type 2G and Min. cargo temperature -1040C, Max. vapour pressure 0.25 bar G, Max. specific gravity 0.69)”, SH, SFA (40, WWT), SHCM, CPS, UWILD, NBLES, CR, ENVIRO, IHM, TCM, BWE, BWT, DFD-Ethane, Ammonia Fuel Ready Level 1C and 2D (S) X AMS, X ACCU, RELIQ and shall also comply with the rules and regulations as fully described in the Specifications.

The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include any additional rules or circulars thereof issued and become effective and compulsorily applicable to the VESSEL up to and on the signing date of this CONTRACT.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the BUILDER’s shipyard for supervision of the construction of the VESSEL.

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All fees and charges incidental to the Classification Society and those related to compliance with the rules, regulations and requirements of this CONTRACT as described in the Specifications issued, effective and compulsorily applicable to the VESSEL up to the signing date of this CONTRACT as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

Decisions of the Classification Society as to compliance or noncompliance with classification rules and regulations as well as any other rules, regulations and circulars applicable to the VESSEL under this CONTRACT shall be final and binding upon the parties hereto.

The SELLER shall take necessary action to remedy at its cost and expense any defect or deficiency that constitutes a failure of the VESSEL to comply with the rules, regulations and requirements of this CONTRACT as described in the Specifications issued, effective and compulsorily applicable to the VESSEL up to the signing date of this CONTRACT

The PARTIES agree to provide copies of technical exchanges regarding the VESSEL with the Classification Society upon the other party’s reasonable request ..

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a) Hull:

Length overall	Max.190.00 m
Length between perpendiculars	186.80 m
Breadth moulded	32.25 m
Depth moulded	19.80 m
Design Draft moulded	9.80 m

(b) Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with MAN 6G50ME-C9.5-GIE_HPSCR type Main Engine.

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4. GUARANTEED SPEED

The service speed at design draught and NCR of main engine with 15% sea margin and including PTO (1800kWm) shall not be less than 16.0 knots

The service speed shall be guaranteed on even keel and with clean hull under the calm weather (no wind, no wave, and no current) and deep sea condition

5. GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the specific fuel consumption of main engine at NCR & Tier II mode shall be 171.3 g/kWh fuel oil at fuel oil mode and total heat rate of 7,314 kJ/kWh at gas mode, based on diesel oil with a lower calorific value of 42,700 kJ/kg, fuel gas with lower calorific value of 47,500 kJ/kg and under ISO standard reference conditions.

The fuel oil consumption and total heat rate shall be subject to a tolerance of +5% and measured at shop test bed

6. GUARANTEED DEADWEIGHT

The deadweight shall not be less than 35,200 metric tons at the moulded scantling draught on even keel in sea water with the specific gravity of 1.025.

The guaranteed deadweight shall be adjusted for all alterations by the Buyer’s request if any according to the provisions of this Specification

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER, approved by the Classification Society and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the BUYER’s Supervisor

Should there be any dispute between the BUILDER and the BUYER in such calculations and/or measurements, the decision of the Classification Surveyor shall be final and binding on the parties.

7. GUARANTEED CARGO TANK CAPACITY

The SELLER guarantees that the VESSEL is to have a total cargo tank capacity of not less than 48,500 cubic meters with ambient temperature of 20 degrees Celsius (100% geometric, including tank domes and Ethane Fuel tank).

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8. SUBCONTRACTING

Subject to the provisions of this ARTICLE, the SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced and qualified subcontractors, but the final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER’s shipyard.

No later than eleven (11) months from the date of this CONTRACT, the SELLER and the BUYER shall agree which (if any) major part(s) of the VESSEL shall be constructed by the BUILDER at the BUILDER’s shipyard, and which major part(s) shall be built by a subcontractor(s). The SELLER shall use reasonable endeavours to arrange to build any major part of the VESSEL at the BUILDER’s shipyard.

Unless otherwise agreed by the SELLER and BUYER in writing and notwithstanding any other provision of this ARTICLE, the SELLER shall not subcontract the design of the VESSEL and/or any cargo tank, without the prior written approval of the BUYER, such approval shall not be unreasonably withheld or delayed.

When seeking the BUYER’s approval under this ARTICLE, within SELLER’s capacities, the SELLER agrees to assist the BUYER, reasonably in advance, in obtaining reasonable information allowing the BUYER to evaluate the performance of such proposed subcontractor,.

The BUYER will act in good faith in giving or withholding its consent to any proposed subcontractor under this ARTICLE and will use reasonable endeavours to give or refuse consent (as the case may be) within seven (7) days following SELLER’s request for approval.

The SELLER shall in all events remain directly responsible in full for the performance of its obligations as set out here in respect of all subcontracted work.

9. REGISTRATION

The VESSEL shall be registered by the BUYER at its own cost and expenses under the laws of Denmark at the time of delivery and acceptance thereof

The BUILDER agree to provide reasonable assistance to the BUYER in relation to the BUYER’s efforts to register the VESSEL in the selected jurisdiction.

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ARTICLE II CONTRACT PRICE & TERMS OF PAYMENT

1. CONTRACT PRICE

The purchase price of the VESSEL is United States Dollars One Hundred and Two Million and Nine Hundred Thousand only (US$ 102,900,000.00), net receivable by the SELLER (hereinafter called the “Contract Price”), which is exclusive of the cost for the BUYER Supplied Items as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this CONTRACT. All costs and expenses incurred in supplying all the relevant plans and/or drawings to the BUYER as required pursuant to the Specifications shall be for SELLER’s account.

2. CURRENCY

Any and all payments by the BUYER to the SELLER under this CONTRACT shall be made in United States Dollars.

3. TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within Five (5) Banking Days after its receipt of the Refund Guarantee as described in Paragraph 7 of this Article.

(b) 2nd Instalment:

The sum of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within Five (5) Banking Days upon 180 days after the signing date of this CONTRACT.

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(c) 3rd Instalment:

The sum of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within Five (5) Banking Days after receipt by the BUYER of a notice from the BUILDER attaching a stage certificate confirmed by the Classification Society, certifying the cutting of the first steel plate of the VESSEL. The SELLER shall notify with an email notice to the BUYER stating that the first steel plate has been cut and demand for payment of this instalment, along with an invoice issued by the SELLER, but not earlier than 1st September, 2025.

(d) 4th Instalment:

The sum of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within Five (5) Banking Days after keel-laying of the first section of the VESSEL. The SELLER shall notify with an email notice to the BUYER stating that the said keel-laying has been carried out and demand for payment of this instalment with an invoice by the SELLER but not earlier than 1st April, 2026

(e) 5th Instalment:

The sum of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), representing Ten percent (10%) of the Contract Price, shall become due and payable and be paid by the BUYER within Five (5) Banking Days after launching of the VESSEL. The SELLER shall notify with an email notice to the BUYER and confirmed by the Classification Society, stating that the launching of the VESSEL has been carried out and demand for payment of this instalment with an invoice by the SELLER, but not earlier than 1st August, 2026

(f) 6th Instalment:

The sum of United States Dollars Fifty One Million Four Hundred and Fifty Thousand only (US$ 51,450,000.00), representing Fifty percent (50%) of the Contract Price, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with the provisions of relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with Delivery of the VESSEL. The SELLER shall send to the BUYER an email demand or this instalment Ten (10) days prior to the scheduled date of delivery of the VESSEL.

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4. METHOD OF PAYMENT

(a) 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(a) by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300) as receiving bank nominated by the SELLER for credit to the account of JIANGNAN SHIPYARD (GROUP) CO., LTD (account No. 444259237023),or through any other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least Ten (10) Days prior to the due date for payment.

(b) 2nd Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(b) by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300) as receiving bank nominated by the SELLER for credit to the account of JIANGNAN SHIPYARD (GROUP) CO., LTD (account No. 444259237023) or through any other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least Ten (10) Days prior to the due date for payment.

(c) 3rd Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(c) by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300) as receiving bank nominated by the SELLER for credit to the account of JIANGNAN SHIPYARD (GROUP) CO., LTD (account No. 444259237023), or through any other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least Ten (10) Days prior to the due date for payment.

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(d) 4th Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(d) by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300) as receiving bank nominated by the SELLER for credit to the account of JIANGNAN SHIPYARD (GROUP) CO., LTD (account No. 444259237023), or through any other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least Ten (10) Days prior to the due date for payment.

(e) 5th Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(e) by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300) as receiving bank nominated by the SELLER for credit to the account of JIANGNAN SHIPYARD (GROUP) CO., LTD (account No. 444259237023), or through any other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least Ten (10) Days prior to the due date for payment.

(f) 6th Instalment:

The BUYER shall, at least Three (3) Banking Days prior to the scheduled date of delivery of the VESSEL, through the BUYER’s bank make an irrevocable cash deposit in the name of the BUYER with the Bank of China or other bank to be nominated by the SELLER with at least Ten (10) days notice prior to the scheduled date of delivery of the VESSEL, for a period of Twenty(20) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this CONTRACT), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said the Bank of China, of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s authorized representative, and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid Twenty (20) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However, when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

Expenses and bank charges for remitting payment incurred by the BUYER’s bank shall be for the BUYER’s account and the expenses and bank charges of the SELLER’s bank shall be for the SELLER’s account.

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Expenses and bank charges for receiving and/or cancelling the Refund Guarantee charged by the BUYER’s bank shall be for the BUYER’s account and the expenses and bank charges for issuing and/or cancelling the Refund Guarantee charged by the SELLER’s bank shall be for the SELLER’s account.

5. PREPAYMENT

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, within Five(5) Banking Days after signing of this CONTRACT, deliver to the SELLER an irrevocable and unconditional Letter of Guarantee (the “PAYMENT GUARANTEE”) in the form annexed hereto as Exhibit “B” in favour of the SELLER issued by NAVIGATOR HOLDINGS LTD. (hereinafter called the “Payment Guarantor”) acceptable to the SELLER’s bank and the SELLER. The PAYMENT GUARANTEE shall secure the BUYER’s obligation for the payment of all 2nd, 3rd ,4th and 5th instalments of the Contract Price.

If the Payment Guarantor should merge with, or transfer the whole or substantially the whole of its assets to another entity (the “Successor”), then [unless the Successor automatically succeeds to all of the obligations of the Payment Guarantor under the PAYMENT GUARANTEE, the Payment Guarantor shall provide with Seller adequate prior notice in advance together with supporting documents of such transfer reasonably required by the Seller for its internal compliance purposes, and shall procure the Successor to issue a new PAYMENT GUARANTEE on the terms set out in Exhibit B, and the Parent Guarantor shall thereafter be discharged from liability under its PAYMENT GUARANTEE

7. REFUNDS

(a)

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this CONTRACT is cancelled or rescinded or terminated by the BUYER, all in accordance with the specific terms of this CONTRACT permitting such cancellation or rescission, the SELLER shall refund to the BUYER in United States Dollars

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the full amount of all sums already paid by the BUYER to the SELLER under this CONTRACT, together with interest (at the rate set out in respective provision thereof) from the date of receipt by the SELLER of the respective instalment(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER.

(b)

As security to the BUYER and as a condition of payment of the 1st instalment, the SELLER, at its own cost, shall deliver to the BUYER, a refund guarantee (securing refund of the 1st, 2nd, 3rd, 4th and 5th instalments of the Contract Price) (the “Refund Guarantee”) to be issued by Bank of China or the Export-Import Bank of China, or ICBC Bank, or other bank acceptable to the Buyer. (hereinafter called the “Refund Guarantor”) in the People’s Republic of China in the form as per Exhibit “A” annexed hereto,.

(c)

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER’s obligation to repay the instalment or instalments paid by the BUYER and to the BUYER’s right to demand payment from the Refund Guarantor, under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XIII hereof, the Refund Guarantor shall withhold and defer payment under the Refund Guarantee until the Final Award (or final judgment on appeal therefrom) between the SELLER and the BUYER is published or the SELLER and the BUYER enter into a Settlement Agreement. The Refund Guarantor shall not be obligated to make any payment under the Refund Guarantee unless the Final Award (or judgment on appeal therefrom) orders, or the Settlement Agreement requires, the SELLER to make repayment. If the SELLER fails to honour the Final Award, then the Refund Guarantor shall refund to the extent the Final Award orders.

If the expiry date of the Refund Guarantees becomes earlier than the Release Date (which is the Delivery Date plus the excessive delay period stipulated in Article VIII), the expiry date of the Refund Guarantees shall be extended by at least such period corresponding to the extension in the time for delivery of the VESSEL as aforesaid.

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ARTICLE III ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty

1. DELIVERY

(a)

No adjustment shall be made, and the Contract Price shall remain unchanged for the first forty-five (45) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending as of twelve o’clock midnight of the forty-five (45th) day of delay.

(b)

If the delivery of the VESSEL is delayed more than forty-five (45) days after the date as defined in Article VII hereof, then, in such event, beginning at twelve o’clock midnight of the forty-fifth (45th) day after the date on which delivery is required under this CONTRACT, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars Twenty-eight Thousand (US$28,000.00) per day.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the 6th Instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of Two Hundred and Twenty Five (225) days of delay in delivery as described in Paragraph 1(c) of this Article or after the expiration of Two Hundred and Seventy (270) days of delay in delivery as described in Paragraph 3 of Article VIII) shall not be more than the sum of United States Dollars Five Million Forty Thousand (US$ 5,040,000.00) being the maximum, as above One Hundred and Eighty (180) days of delay in delivery from the forty-Sixth (46th) day after the Delivery Date at the above specified rate of reduction. Other than the liquidated damages permitted under this Paragraph 1(b) and in any event subject to the limitation of the aforesaid maximum amount, claims of the BUYER on account of the delay in delivery of the VESSEL arising out of any nature whatsoever or caused by whatever reason shall be and are hereby expressly and irrevocably waived and given up by the BUYER whether under this CONTRACT or under the laws of England.

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(c)

Subject to Article VIII. 3 and 4 of this CONTRACT, if the delay in the delivery of the VESSEL continues for a period of Two Hundred and Twenty-five (225) days after the Delivery Date as defined in Article VII, then in such event, the BUYER may, at its option, cancel or rescind this CONTRACT in accordance with the provisions of Article X of this CONTRACT. The SELLER may at any time after the expiration of the aforementioned Two Hundred and Twenty-five (225) days, if the BUYER has not served notice of cancellation pursuant to Article X, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date (the newly planned delivery date).

(d)

For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, VI, (but excluding additional time taken for any re-trial or re-trials due to the SELLER’s sole failure to comply with this CONTRACT and the Specifications) XI, XII, XIII and other applicable clauses hereof. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of the Permissible Delays as defined in Article VIII hereof.

(e)

In the event that the SELLER does not to deliver the VESSEL on the newly planned delivery date as declared under Paragraph 1(e) of this Article above, for any reason whatsoever, Buyer shall have immediately upon the lapsing of such date, the same right of cancellation upon the same terms, as hereinabove provided.

For the purpose of determining the liquidated damages to the BUYER (according to the provisions of Paragraph 1(b) of this Article) and the BUYER’s right to cancel or rescind this CONTRACT (according to the provisions of Paragraph 1(c) of this Article),the newly planned delivery date declared by the SELLER shall not be in any way treated or taken as having substituted the Delivery Date as defined in Article VII.

2. INSUFFICIENT SPEED

(a)

The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than three tenths (3/10) of one knot below the guaranteed speed as specified in Paragraph 4 of Article I of this CONTRACT.

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(b)

However, commencing with and including a deficiency of three tenths (3/10) of one knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the guaranteed speed as specified in Paragraph 4 Article I of this CONTRACT, the Contract Price shall be reduced as follows:

In case of deficiency,

at or above 0.30 but below 0.40 knot US$ 150,000.00

at or above 0.40 but below 0.50 knot US$ 300,000.00

at or above 0.50 but below 0.60 knot US$ 450,000.00

at or above 0.60 but below 0.70 knot US$ 600,000.00

at or above 0.70 but below 0.80 knot US$ 750,000.00

at or above 0.80 but below 0.90 knot US$ 900,000.00

at or above 0.90 but below 1.00 knot US$ 1,050,000.00

(c)

If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run and/or re-Trial Run(s), is more than 1.00 knot below the guaranteed speed of 16.0 knots , then the BUYER may, subject to Article VI of this CONTRACT, at its option reject the VESSEL and cancel or rescind this CONTRACT in accordance with provisions of Article X of this CONTRACT, or may accept the VESSEL at a reduction in the Contract Price as above provided, by United States Dollars One Million Fifty Thousand only (US$ 1,050,000.00) being the maximum.

3. EXCESSIVE FUEL CONSUMPTION

(a)

The Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop test in manufacturer’s works, as per the Specifications, is greater than the guaranteed fuel consumption as specified and required under the provisions of this CONTRACT and the Specifications if such actual excess is equal to or less than Five percent (5%) at shop test bed .

(b)

However, if the actual fuel consumption as determined by shop test is greater than Five percent (5%) above the guaranteed fuel consumption then, the Contract Price shall be reduced by the sum of United States Dollars One Hundred Twenty-five Thousand (US$ 125,000.00) for each full One percent (1%) increase in fuel consumption in excess of the above said Five percent (5%) (fractions of one percent to be prorated).

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(c)

If as determined by shoptest such actual fuel consumption of the Main Engine is more than Ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 197.9 g/kWh at fuel oil mode and total heat rate of 8447.7kJ/kWh at gas mode, the BUYER may, subject to the SELLER’s right to effect alterations or corrections as specified in the following Paragraph 3(d) of this Article III hereof at its option, cancel or rescind this CONTRACT, in accordance with the provisions of Article X of this CONTRACT, or may accept the VESSEL at a reduction in the Contract Price by United States Dollars Six Hundred and Twenty FiveThousand (US$ 625,000.00) being the maximum.

(d)

If as determined by shop test such actual fuel consumption of the Main Engine is more than Ten percent (10%) in excess of the guaranteed fuel consumption, i.e. the fuel consumption exceeds 197.9g/kWh at fuel oil mode and total heat rate of 8447.7kJ/kWh at gas mode, the SELLER may investigate the cause of the non-conformity and the proper steps may promptly be taken to remedy the same and to make whatever corrections and alterations and/or re-shop test or tests as may be necessary to correct such non-conformity without extra cost to the BUYER. Upon completion of such alterations or corrections of such nonconformity, the SELLER shall notify the BUYER of its intention to carry out further shop tests and any other tests and give the BUYER the opportunity to attend, and shall promptly perform such further shop tests or any other tests as may be deemed necessary to prove the fuel consumption of the Main Engine’s conformity with the requirement of this CONTRACT and the Specifications and if found to be satisfactory, give the BUYER notice of such correction and as appropriate, successful completion accompanied by copies of such results, and the BUYER shall, within Six (6) Business Days after receipt of such notice, notify the SELLER by email of its acceptance or reject the re-shoptest together with the reasons therefor. If the BUYER fails to notify the SELLER by email of its acceptance or rejection of the re-shop test together with the reasons therefor within Six (6) Business Days period as provided herein, the BUYER shall be deemed to have accepted the shop test. For the avoidance of doubt any delay to the scheduled delivery date as set out in Article VII of this Contract arising as a result of any re-shop tests or the remedying of any nonconformities in fuel consumption of the Main Engine of this paragraph shall not constitute Permissible Delay (or otherwise permit an extension of the Delivery Date)

4. INSUFFICIENT CARGO TANK CAPACITY

(a)

In the event that there is a deficiency in the actual capacity of the cargo tank capacity determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is Four Hundred (400) cubic meters or less below the guaranteed cargo tank capacity.

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(b)

However, the Contract Price shall be decreased by the sum of United States Dollars One Thousand Five Hundred (US$ 1,500.00) for each full cubic meter of such deficiency being more than Four Hundred (400) cubic meters.

(c)

In the event that there should be a deficiency in the VESSEL’s actual cargo tank capacity which exceeds One Thousand (1,000) cubic meters below the guaranteed cargo tank capacity, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X of this Contract, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States DollarsNine HundredThousand only (US$ 900,000.00).

5. EFFECT OF RESCISSION OR CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER cancels or rescinds this CONTRACT pursuant to any provision under this Article or under the laws of England, the BUYER, save its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damage or compensation whether described above or, otherwise available under any applicable laws (including the laws of England). Any other rights or remedies whether under this CONTRACT or under any applicable laws are hereby expressly waived and given up by the BUYER.

The above liquidated damages shall be the BUYER’s sole and exclusive remedy for any excessive delay in the delivery of the VESSEL and any deficiency/insufficiency/excess in the guaranteed technical performance parameters as set out in this Article and shall be in lieu of all damages, which the BUYER may suffer by reason of such delay and deficiency/insufficiency/excess as set out in this Article. Save as expressly provided in this Article III hereinabove, it being further understood and agreed that SELLER shall not be responsible or liable to BUYER or any third party for any other damages, losses, expenses of any nature whatsoever (including but not limited to loss of use of the VESSEL, loss of charter costs, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts, etc.), occasioned by and/or in connection with such delay and deficiency/insufficiency/excess as set out in this Article.

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ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE BUYER’S SUPERVISOR

The BUYER shall send in good time to and maintain at the BUILDER’s shipyard, at the BUYER’s own cost, expense and risk, one or more representative(s) who shall be duly authorised in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the “Supervisor”) to communicate with the BUILDER and to supervise the construction by the BUILDER of the VESSEL, her engines and accessories, to approve plans and drawings, attend tests and inspections related to the VESSEL, its machinery, equipment, outfitting and any other matters for which they are authorized by the BUYER.

The SELLER hereby agrees to arrange the invitation letter(s) for the Supervisor to apply for visas to enter China provided that the Supervisor meets with the rules, regulations and laws of the People’s Republic of China. The BUYER undertakes to give the SELLER reasonable notice for the application of visa. The SELLER agree to provide the BUYER with necessary assistance within Seller’s capacity and upon reasonable request by the BUYER to facilitate the arrangement of visas, work permits, residence permits and any other P.R.C government consents or licenses necessary to allow the Supervisor to exercise their rights and perform their duties at the BUILDER’s shipyard.

2. COMMENTS TO PLANS AND DRAWINGS

The Parties hereto shall, within Thirty (30) days after signing of this CONTRACT, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER for which the BUYER’s approval or comment is required in accordance with the Specifications (herein below called the “LIST”) and a schedule for dispatching the plans and drawings to the BUYER for BUYER’s reference (the “Dispatch Schedule”). The LIST shall be in English. Before arrival of the Supervisor at the BUILDER’s shipyard, the plans and drawings specified in the LIST shall be sent to the BUYER in a controlled manner, and the BUYER shall, within Fourteen (14) days after receipt thereof, return such plans and drawings submitted by the SELLER with comments, if any, and in accordance with the Dispatch Schedule. Notwithstanding the above, the BUYER shall nevertheless waive its right to comment on the plans and drawings if such plans and drawings have been previously applied to build other vessels with the same specification as that of the VESSEL.

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Concurrently with the arrival of the Supervisor at the BUILDER’s shipyard, the BUYER shall notify the BUILDER in writing, stating the authority which the said Supervisor shall have, and can, on behalf of the BUYER, give comments, as the case may be, which of the plans and drawings specified in the LIST but not yet been sent to the BUYER, nevertheless in line with the Supervisor’s authority. The Supervisor shall, within seven (7) days after receipt thereof, return those plans and drawings with comments, if any,

Unless notification is given to the BUILDER by the Supervisor or the BUYER of the comments to any plans and drawings within the above designated period of time for each case, the said plans and drawings shall be regarded as approved by the BUYER and shall be implemented for construction by the BUILDER, except where the BUYER has requested in writing an extension of the deadline to submit its comments and the SELLER has consent such extension in writing and in such instance, the BUYER shall have a further seven (7) days from the date of such request to submit any comments to the SELLER.

Notwithstanding the time limits referred to in this Article, the parties agree to respond to each other as quickly as possible and to use reasonable endeavours to expedite the approval process.

3. SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, and/or inspection team of the BUILDER throughout the entire period of design, construction, launching, equipping and testing of the VESSEL in order to ensure that the construction of the VESSEL is duly performed in accordance with the CONTRACT and Specifications.

The Supervisor shall have, at all times during the construction of the VESSEL, the right to attend tests according to the mutually agreed test list and free and ready access to inspect the VESSEL, her engines, accessories and materials at the BUILDER’s shipyard, its subcontractors or any other place where work is done or materials are stored, processed or tested in connection with the VESSEL. In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform to the requirements of this CONTRACT and the Specifications, the Supervisor shall forthwith give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER(if not, a official reply will be provided by Builder). In any circumstances, the BUILDER shall be entitled to proceed with the construction of the VESSEL even if there

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exists a discrepancy in the opinion between the BUYER and the SELLER, without however prejudice to the SELLER’s obligations under this CONTRACT or prejudice to the BUYER’s right for submitting the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof. However, the BUYER undertakes and assures the SELLER that the Supervisor shall carry out their inspections in accordance with the agreed test list, the SELLER’s working schedule and usual shipbuilding practice and shall not cause any increase in building costs and delays in the construction of the VESSEL,. Once an inspection and/or a test has been witnessed and approved by the Supervisor the same inspection and test should not have to be repeated, provided it has been carried out in compliance with the requirements of the Classification Society and Specifications.

The BUILDER agrees to furnish free of charge the Supervisor with transportation between shipyard and Buyer’s residence in Pudong area of Shanghai, office space, working lunch, washing facilities and other reasonable facilities according to the BUILDER’s practice at or in the immediate vicinity of the BUILDER’s shipyard, suitably sized and with air-conditioning and to include tables, desks, chairs and filing cabinets. But the fees for the international communication like telephone, telefax, but excluding high speed internet, etc. shall be borne by the BUYER. The office space should be supplied with, as a minimum, dedicated internet access for WAN communication. This should have a minimum capacity of 30Mbps synchronous connection. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall be given free and ready access to the VESSEL, her engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL’s construction. The travel expenses for the said access to SELLER’s subcontractors outside of (Shanghai city) shall be for the BUYER’s account. The transportation in any nature whatsoever shall be provided to the Supervisor by the BUYER.

The BUYER undertakes to maintain a sufficient number of Supervisor personnel at the BUILDER’s shipyard throughout the period of construction of the VESSEL so as to meet the BUILDER’s reasonable requirements for inspection, survey and attending tests and/or trials. The SELLER agrees to try to arrange for the inspection by the supervisor during the working hours of the Seller. However, such inspection may be arranged beyond the seller’s normal working hours, including weekend and/ or holidays if this considered necessary by the seller in order to meet the seller’s construction schedule, on the condition that the seller will inform the supervisor at least one (1) day in advance of such inspection. The

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BUILDER shall notify the Supervisor reasonably in advance of the date and place of all tests and inspections of or relating to the VESSEL, its machinery and equipment. If the location of any such tests, trials and inspections of the VESSEL is the BUILDER’s shipyard, the BUILDER shall give at least twenty-four (24) hours’ prior notice, and if the location is away from the BUILDER’s shipyard, the BUILDER shall give at least three (3) days’ prior notice to the BUYER (unless the location is outside China, in which case the BUILDER shall give at least Fourteen (14) days’ prior written notice to the BUYER provided that in exceptional circumstances and in the event of visa issuance delays the notice period may be modified by mutual agreement) of the commencement of such tests, trials and inspections. The SELLER agrees to use best endeavours to hold any and all tests and/or trials during the daytime on Work Days in China.

Should the Supervisor fail to conduct any inspection or attend any test (after notice by the BUILDER of the same in accordance with this Article) due to any reason whatsoever, the BUILDER shall be entitled to carry out the construction and/or test without inspection and/or attendance of the Supervisor and such work so carried out shall be treated as approved by the Supervisor, provided that nothing herein shall affect the BUILDER’S obligation to design, construct, build, launch, equip, test, complete and deliver the VESSEL in accordance with the provisions of the Specifications,

It is hereby agreed that any third parties (such as major vendors of the BUYER’s suppliers) providing necessary services on the VESSEL in connection with the items and/or equipment as purchased by the BUYER for the VESSEL shall, subject to the SELLER’s prior written consent (such consent not to be unreasonably withheld), be permitted free and ready access to the VESSEL, her machinery and equipment or the premises which are necessarily relevant to the aforesaid services, provided such access shall in no event cause adverse influence on the construction of the VESSEL

The decision, approval or advice of the Supervisor shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. However, if the Supervisor fails to submit to the BUILDER without delay any such demand concerning alterations with respect to the building, arrangement or outfit of the VESSEL, her engines or accessories, or any other items or matters in connection herewith, which the Supervisor has examined or inspected or attended at the tests thereof under this CONTRACT or the Specifications, the Supervisor shall be deemed to have approved the same and shall be precluded from making any demand for alterations or other complaints with respect thereto at a later date.

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4. LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this CONTRACT shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor or the BUYER’s employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence or wilful misconduct of the SELLER, or of any of the SELLER’s employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor or of the BUYER’s employees or agents, unless such damage, loss or destruction was caused by gross negligence or wilful misconduct of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

The Supervisor, or the BUYER’s employee or agents, shall not be liable for damage to property of the SELLER or death or injuries caused to the SELLER’s employees, contractors or agents, unless caused by the BUYER’S or the BUYER’s Supervisor’s, employee’s or agent’s gross negligence or wilful misconduct.

5. SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER’s account.

6. REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any Supervisor who is deemed by the SELLER (acting reasonably) to be unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER shall investigate the situation by sending its representative to the BUILDER’s shipyard, if necessary, and if the BUYER considers that such SELLER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

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ARTICLE V MODIFICATION, CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and plans in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER’s reasonable judgment, adversely affect the BUILDER’s other commitments or result in a breach of the Classification Society’s or the intended flag’s rules and regulations, and provided further that the BUYER shall assent to adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this CONTRACT, if any, as hereinafter provided. Subject to the above, the SELLER hereby agrees to exert their best endeavours to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this CONTRACT, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications and/or plans may be effected by an exchange of duly authenticated letters, or email, manifesting such agreement. The letters and/or emails exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters and emails shall be deemed to be incorporated into this CONTRACT and the Specifications by reference and made a part hereof provided that any modification related to extra cost and delivery time adjustment shall be subject to the BUYER’s agreement in writing (be it in electronic or manuscript form). Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If, due to whatever reasons, the parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or modification of any terms of this CONTRACT which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER’s request for any modification and/or changes.

The failure of the parties to agree on the increase or decrease in the Contract Price, or extension or reduction in the time of delivery or modification of any terms of this CONTRACT which are necessitated by such modifications and/or changes, if any, for any modifications or changes requested by the BUYER shall not prevent the BUILDER from continuing the VESSEL’s construction as per the existing terms and conditions of this CONTRACT and existing Specifications

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2. CHANGES IN RULES AND REGULATIONS, ETC.

(1)

If, after the date of signing of this CONTRACT, any requirements as to ,the rules, and regulations to which the construction of the VESSEL is required to conform (including with respect to its design and construction) as specified in this CONTRACT and the Specifications, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information in full to each other in writing, whereupon within Twenty-One (21) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree:

(a)	As to any reasonable increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b)	As to any reasonable extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)

As to any reasonable increase or decrease in the guaranteed deadweight, fuel consumption and guaranteed speed of the VESSEL, if such compliance results in increased or reduced deadweight, fuel consumption and speed; and/or

(d)	As to any other reasonable alterations in the terms of this CONTRACT or of Specifications or both, if such compliance makes such alterations of the terms necessary.

(e)	If the price is to be increased to United States Dollars Two Million (US$2,000,000.00) or more, then, as to providing to the SELLER additional securities satisfactory to the SELLER.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or plans.

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(2)

If the alterations or changes are not compulsorily required by the Classification Society or the other regulatory bodies, and further if, due to whatever reasons, the parties fail to agree on the adjustment of the Contract Price or extension of the time for delivery or the adjustment of the guaranteed speed, fuel consumption and deadweight or providing additional security to the SELLER (if appliable)or any alternation of the terms of this CONTRACT, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this CONTRACT and Specifications without making any such alterations or changes.

(3)

If however the alterations or changes are compulsorily required by the Classification Society or the other regulatory bodies, then, notwithstanding any dispute between the BUYER and the SELLER relating to the adjustment of the Contract Price or extension of the time for delivery or the adjustment of the guaranteed speed, fuel consumption and deadweight or providing additional security to the SELLER or any alternation of the terms of this CONTRACT, if any, the SELLER shall promptly comply with such alterations or changes first. The BUYER shall, in any event, bear the costs and expenses for such alterations or changes and the SELLER shall in any such event be entitled to the extension of the Delivery Date and increase of the Contract Price and other alterations to the terms of this CONTRACT. In the absence of mutual agreement on this matter, dispute on any such issue shall be determined by arbitration in accordance with Article XIII of this CONTRACT.

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications under this CONTRACT for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER may, provided the SELLER shall provide adequate evidence acceptable to the BUYER and the BUYER so agrees in writing, supply other materials and/or equipment of the equivalent or superior quality, capable of meeting the requirements of the Specifications, the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply.

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4. BUYER SUPPLIED ITEMS

The BUYER shall, at its own risk, cost and expense, supply and deliver to the SELLER at its shipyard the items as specified in the Specifications which the BUYER shall supply on the BUYER’s account (the “BUYER Supplied Items”) by the time or times designated by the SELLER together with Seller’s notice

Should the BUYER fail to deliver to the BUILDER such BUYER Supplied Items together with relevant documents, drawings and other information within the time Specified, the delivery of the VESSEL shall automatically be extended for a period of such delay.) In such event, the BUYER shall pay to the SELLER all reasonably incurred losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER Supplied Items and such payment shall be made upon delivery of the VESSEL.

Furthermore, if the delay in delivery of the BUYER Supplied Items should exceed Fifteen (15) days, the SELLER shall be entitled to proceed with construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed,

The BUILDER shall be responsible for storing and handling of the BUYER Supplied Items as specified in the Specifications after delivery to the BUILDER, at a warehouse or other storage at the BUILDER’s shipyard or in the immediate vicinity of the builder’s shipyard, and shall install them on board the VESSEL at the BUILDER’s expenses. The SELLER agrees to provide assistance to the BUYER within Seller’s capacity for customs clearance for the import of the BUYER’s Supplied Items into China.

Upon arrival of such shipment of the BUYER Supplied Items, both parties shall undertake a joint unpacking inspection. If any damages are found to be not suitable for installation, the BUILDER shall be entitled to refuse to take the BUYER Supplied Items into its custody.

The SELLER shall not be responsible for the quality, performance or efficiency of the BUYER Supplied Items and is under no obligation with respect to the guarantee of such BUYER Supplied Items against any defects caused by defective quality, performance or efficiency thereof. The SELLER shall have the risk or loss and damage caused by improper storage and handling to such BUYER’s Supplied Items from time of delivery to SELLER until delivery of the VESSEL.

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In order to facilitate the installation by the BUILDER of the BUYER’s Supplied Items in or on the VESSEL, the BUYER shall furnish the BUILDER with the necessary specifications, plans, drawings, instruction books manual, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplied Items to, within the time requested by the BUILDER, assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to assist the BUILDER to make necessary adjustments or commissioning.

In the event of rescission of the Contract by the BUYER provided that those rescissions of the Contract are not made as per clauses of Article VIII & Article XII clauses of the Contract which are due to faults of the Seller, the SELLER will return all BUYER Supplied Items. In the event such return would be impossible or impractical, the SELLER shall compensate the BUYER the BUYER’s cost of such BUYER Supplied Items as evidenced by invoice or other documentary evidence acceptable to the SELLER.

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ARTICLE VI TRIALS

1. NOTICE

The BUYER shall receive from the SELLER at least Fifteen (15) days approximate notice in advance and Seven (7) days definite notice in advance by telefax or email of the time and place of the VESSEL’s sea trial as described in the Specifications (hereinafter referred to as the “Trial Run”) and the BUYER shall promptly acknowledge receipt of such notice. The Supervisor shall be entitled to be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure of the Supervisor to be present after receipt of due notice as provided above, shall be deemed as that the BUYER has waived its right to have its Supervisor on board the VESSEL during the Trial Run, and the BUILDER may conduct such Trial Run without the Supervisor being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate of the BUILDER certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the CONTRACT and Specifications. The SELLER hereby agrees to assist to arrange the invitation letter for the Supervisor to apply visa to enter China. However, should the nationalities and other personal particulars of the Supervisor be not acceptable to the SELLER in accordance with the relevant rules, regulations and/or laws of the People’s Republic of China then prevailing, then the BUYER shall effect replacement of all or any of them immediately. Otherwise, the Delivery Date as stipulated in Article VII hereof shall be extended by the delays so caused by the BUYER. In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax or email of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions.

Inspections and/or tests of any part of the VESSEL, including its equipment has been witnessed during the Trial Run and proved to conform to the requirements of this CONTRACT and Specifications shall not be repeated during the re-Trial Run(s).

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Any delay to the Trail Run as a result of unfavorable weather or sea conditions shall operate to extend the Delivery Date by the period of delay. Such extension of the Delivery Date shall be regarded as mutually agreed change of Delivery Date and shall be distinguished from the Permissible Delays and non-Permissible Delays which will entitle the BUYER to cancel and/or rescind this CONTRACT.

2. HOW CONDUCTED

(a)

All expenses in connection with Trial Run of the VESSEL are to be for the account of the BUILDER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, are to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove fulfillment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted within the trial basin equipped with speed measuring facilities.

(b)

The BUILDER shall provide the VESSEL with the required quantities of water, fuel oil and greases with exception of lubrication oil and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or re-Trial Run(s) as prescribed in the Specifications. The fuel oil and greases supplied by the SELLER, and lubricating oil and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or re-Trial Run(s) shall be for the account of the BUILDER.

3. TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub-paragraph (b) of the preceding Paragraph 2 hereof, the BUILDER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the BUILDER’s account.

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4. METHOD OF ACCEPTANCE OR REJECTION

(a)

Upon notification of the BUILDER of the completion of the Trial Run of the VESSEL the BUYER or the Supervisor shall within Six (6) days thereafter, notify the BUILDER by email of its acceptance of the VESSEL or of its rejection of the VESSEL together with the reasons, and a list of items which the BUYER or Supervisor contends do not meet the requirement of this CONTRACT and/or the Specifications.

(b)

However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this CONTRACT and Specifications, then the SELLER shall investigate with the Supervisor the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or repeat Trial(s) as may be necessary.

(c)

Upon notification by the SELLER of completion of such alterations or corrections and/or repeat Trial(s) the BUYER shall, within Three (3) days thereafter, notify the SELLER by email of its acceptance of the Trial or of the rejection of the Trial together with the reason therefor on the basis of the alterations and corrections and/or repeat Trials (s) by the BUILDER. Subject to prior written notification to the BUYER, The SELLER shall be entitled, and the BUYER hereby consents with the SELLER’s entitlement, to effect any such corrections or alterations or re-Trial Run(s) immediately or at the time as considered appropriate or necessary by the SELLER.

(d)

In the event that the BUYER fails to notify the SELLER by email of its acceptance or rejection of The Vessel together with the reason and a list of items which the BUYER contends do not meet the requirement of this CONTRACT and/or the Specifications within Six (6) days period or Three (3) days as provided for in the above sub-paragraphs (a) and (c), the BUYER shall be deemed to have accepted that The Vessel.

Any dispute arising among the parties hereto as to the result of any Trial, any further tests or trials or any issues not addressed during any Trial, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

5. DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by the BUILDER for the Trials or repeat Trials remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the original invoiced purchase price (or other documented price) incurred by the BUILDER at the port of delivery thereof, and payment by the BUYER shall be effected as provided in Article II 3 (f) and 4 (f) of this CONTRACT.

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The BUYER shall supply lubricating oil and hydraulic oil for the purpose of the Trial Run or re-Trial Run(s) at its own expenses and the SELLER will reimburse for the amount of lubricating oil and hydraulic oil actually consumed for the said Trial Run or re-Trial Run(s) at the original purchase price incurred by the BUYER and payment by the SELLER shall be effected as provided in Article II 3(f) and 4(f) of this CONTRACT.

6. EFFECT OF ACCEPTANCE

The BUYER’s acceptance of the VESSEL, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this CONTRACT and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth.

If, at the time of delivery of the VESSEL, there are deficiencies in the VESSEL, such deficiencies should be resolved in such way that if the deficiencies are of minor importance, and do not in any way affect the safety or the operation of the VESSEL, its crew, passengers or cargo, the SELLER shall be nevertheless entitled to tender the VESSEL for delivery and the BUYER shall be nevertheless obliged to take delivery of the VESSEL, provided that:

(i)	the SELLER shall for its own account remedy the deficiency and fulfill the requirements as soon as possible or

(ii)

if elimination of such deficiencies will affect timely delivery of the VESSEL, then the SELLER shall indemnify the BUYER for any direct cost charged by the repairer for remedying these minor non-conformities elsewhere from China as a consequence thereof, excluding, however, any other losses and/or damages (i.e. loss of charter cost, loss of time, loss of profit or earning, loss of hire or demurrage) in connection with the VESSEL.

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ARTICLE VII DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at the BUILDER’s shipyard, on or before July 31, 2027, Provided that, in the event of delays in the construction of the VESSEL or any performance required under this CONTRACT due to causes which under the terms of the CONTRACT and/or the applicable law permit extension or postponement of the time for delivery, the aforementioned time for delivery of the Vessel shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended or postponed pursuant to the terms of this CONTRACT (the “Delivery Date”).

The BUYER shall have no obligation to take delivery of the VESSEL more than ninety (90) days prior to the Delivery Date.

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this CONTRACT, delivery of the VESSEL shall be effected forthwith, and concurrently each of the parties hereto shall deliver, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER. The Protocol of Delivery and Acceptance shall be prepared in triplicate and signed by each of the parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon Delivery and acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following documents (subject to the provision contained in Article V.2 hereof) which shall accompany the Protocol of Delivery and Acceptance

(a)	PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications;

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare part and the like, all as specified in the Specifications, made by the BUILDER;

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(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE made by the BUILDER referred to under Paragraph 5 of Article VI hereof;

(d)	FINISHED DRAWINGS AND PLANS AND MAKER’S INSTRUCTION MANUALS as per finished drawings pertaining to the VESSEL as stipulated in the Specifications, made by the BUILDER;

(e)	PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the BUILDER;

(f)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to the Specifications, including but not limited to all Classification Certificates

(g)	All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

(h)

If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party other than the BUILDER, then (provided acceptable to the flag state and not affecting the lawful trading of the VESSEL) the provisional certificate or certificates as issued by the Classification Society or the third party other than the BUILDER with the full term certificates to be furnished by the BUILDER after delivery of the VESSEL and in any event before the expiry of the provisional certificates shall be acceptable to the BUYER.

(i)

DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its subcontractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or re-Trial Run(s), or otherwise, prior to delivery;

(j)	COMMERCIAL INVOICE issued by the SELLER;

(k)

Three (3) original BILLS OF SALE, notarised (and if mandatory required by the flag state and upon reasonable request by the buyer in advance, legalised or apostilled), to assist the BUYER to register the VESSEL in its ownership under the laws and flag of the VESSEL;

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(l)

BUILDER’s Certificate, notarised in English by a Notary Public within the People’s Republic of China issued by the BUILDER, and the original shall be provided to the BUYER as required for the purpose of registration;

Such other documents as the BUYER may reasonably require, and which the SELLER within its capability can reasonably provide and for which the BUYER gives reasonable notice to the SELLER, for the purpose of obtaining financing and/or for registration of the VESSEL, as applicable.

4. TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery thereof. As stated above, it being expressly understood that, until such delivery is effected, title to and risk of damage to or loss of the VESSEL, and her equipment, shall remain at all times with the SELLER and are at the entire risk of the SELLER.

5. REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within Seven (7) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid Seven (7) days, then, in such event, without prejudice to the SELLER’s right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

The SELLER agrees to provide necessary assistance (such as documentation, if available, as may be required by authorities) for the VESSEL to be removed as aforesaid

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion in accordance with this CONTRACT and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery.

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7. Cargo GAS TRIAL

(a)

Prior to the delivery of the VESSEL, a running test of the equipment of the “Gas Plant”) and a function test of its system shall be carried out utilizing either inert gas or dry air. These tests shall be witnessed by the Supervisor and the representative(s) of the Classification Society and any other relevant authority and repeated until the results are deemed by the Classification Society and any other relevant authority to be in conformity with this CONTRACT and the Specifications, and the VESSEL shall not be ready for delivery until the results of the aforesaid tests have been certified by the Classification Society to be in conformity with this CONTRACT and the Specifications.

(b)

After the delivery of the VESSEL at the BUILDER’s shipyard quay, the BUYER shall arrange at its own cost and expense to proceed the VESSEL to the port appointed by the BUYER to carry out the gas trial in accordance with the trial program furnished by the BUILDER’s gas plant supplier under the supervision of the supplier. The gas plant supplier shall give qualified guidance, instruction and consultations with regard to the gas trial, all of which shall be arranged by the SELLER under the terms of its contract with the supplier. The SELLER shall at its own expense dispatch its representative(s) to attend such gas trial as witness. The BUYER shall give the SELLER thirty (30) days advance notice in connection with the time and the place for such trial. The gas trial shall be made latest thirty (30) days after delivery of the VESSEL (unless the trial must be postponed until a later date for reasons beyond the BUYER’s control) and shall be witnessed and certified by the Classification Society.

The SELLER shall pay all costs and charges of its own representative(s) and of the Classification Society and shall arrange at their expense for the cargo handling system supplier to send at least one representative to the gas trial.

The BUYER shall at its own cost and expense provide suitable product in sufficient and satisfactory quantity and quality as well as utilities and consumables for operation.

Should the Gas Plant not be in conformity with the Specifications, the SELLER shall carry out remedial work to extent necessary to bring the Gas Plant into compliance with Specifications. After the remedial works are completed the BUYER shall arrange to re-run the gas trial to the extent which will be necessary to demonstrate that the rectified part of the Gas Plant is then in conformity with this Contract and the Specifications and the proper functioning of the Gas Plant as a whole is secured.

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All direct costs and expenses of remedying the non-conformity and of re-running the gas trial (including provision of suitable product, utilities and consumables) shall be for the account of the SELLER.

(c)

Immediately after successful completion of the Gas Trial(s), the Classification Society shall issue a final Fitness Certificate confirming that the Gas Plant and the functioning of its system is in full conformity with this Contract and the Specifications.

8. Fuel GAS TRIAL

(a)

Prior to the delivery of the VESSEL, the BUILDER will carry out a running test of the equipment of the fuel gas plant and a function test of its system shall be carried out utilizing either inert gas or dry air.

(b)

After the delivery of the VESSEL at the BUILDER’s shipyard quay, the BUYER shall arrange at its own cost and expense for the VESSEL to proceed to the port nominated by the BUYER to be in charge of fuel gas trial in accordance with the trial program performed by the BUILDER’s fuel gas plant supplier under the supervision of the fuel gas plant supplier, Main Engine maker and the Classification Society. The Fuel gas plant suppliers shall give qualified guidance, instruction and consultations with regards to the fuel gas trial in order to obtain all relevant certificates, all of which shall be arranged by the BUYER. The BUILDER and Main Engine maker will dispatch their engineers at their cost to the “fuel gas trial for GIE engine”. The BUILDER shall at its own expense dispatch its representative(s) to attend such fuel gas trial as witness. The BUYER shall give the BUILDER Forty-five (45) days advance notice in connection with the time and the place for such trial. The fuel gas trial shall be made latest Thirty (30) days after delivery of the VESSEL (unless the trial must be postponed until a later date for reasons beyond the BUYER’s control) and shall be witnessed and certified by the Classification Society.

(c)

The BUILDER shall pay all costs and charges of its own representative(s) and of the Classification Society and shall arrange at the supplier’s expense for the fuel gas supply plant suppliers to send at least one representative to the gas trial.

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The BUYER shall at its own cost and expense provide suitable product in sufficient and satisfactory quantity and quality as well as utilities and consumables for operation.

Should the fuel gas plant not be in conformity with the Specifications, the SELLER shall carry out at the port remedial work to the extent necessary to bring the plant into compliance with Specifications. The BUILDER shall pay all costs relating to the remedial work, including but not limited to additional product and time spent by the supplier and the Classification Society. After the remedial works are completed the BUYER shall arrange, at the SELLER’s cost to re-run the fuel gas trial to the extent which will be necessary to demonstrate that the rectified part of the fuel gas plant is then in conformity with this Contract and the Specifications and the proper functioning of the fuel gas plant.

For avoidance of doubt, for Paragraphs 7 and 8 of this ARTICLE, the Cargo gas trial and Fuel gas trial should be, if practically possible, carried out at the same time.

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ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSE OF DELAY

If, at any time before actual delivery , either the construction of the VESSEL or any performance required hereunder as a prerequisite of delivery of the VESSEL is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotions, riots, ,strikes sabotage, lockouts, local temperature higher than 35 degree centigrade or lower than minus 10 degree centigrade, Acts of God or the public enemy, terrorism, plague or other epidemics/pandemic quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, earthquakes, tidal waves, typhoons, hurricanes, storms or other causes beyond the control of the SELLER or of its subcontractors or its key equipment suppliers (i.e. gas handling system, gas supply system, main engine, propeller, or similar.), as the case may be, or by force majeure of any description, whether of the nature indicated by the foregoing or not, or by destruction of the SELLER or works of the SELLER or its subcontractors or its key equipment suppliers (i.e. gas handling system, gas supply system, main engine, propeller, or similar.), or of the VESSEL or any part thereof, by fire, flood, or other causes beyond the control of the SELLER or its subcontractors or its key equipment suppliers (i.e. gas handling system, gas supply system, main engine, propeller, or similar,) as the case may be, , or due to the bankruptcy of the key equipment and/or material suppliers (i.e. gas handling system, gas supply system, main engine, propeller, or similar.) or due to the delay caused by acts of God in the supply of parts essential to the construction of the VESSEL; or due to any other cause, whether or not of similar description, beyond the reasonable control of the SELLER and its subcontractors, then, in the event of delay due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this CONTRACT shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject nevertheless to the BUYER’s right of cancellation under Paragraph 3 of this Article and subject however to all relevant provisions of this CONTRACT which authorize and permit extension of the time of delivery of the VESSEL. The SELLER agrees to use reasonable endeavors to mitigate the effect of any delay in the construction of the VESSEL.

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2. NOTICE OF DELAY

Within Seven (7) days from the date of commencement of any event on account of which the SELLER claims that it is entitled under this Article to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by email of the date such event commenced, the nature and cause (such notice “Initial Notice”) .

Likewise, within Seven (7) days after such event ends, the SELLER shall advise the BUYER by email, of the date such event ended, and also shall specify the maximum period of the time by which the date for delivery of the VESSEL is extended by reason of such event. Failure of the BUYER to object to the SELLER’s notification of any claim for extension of the Delivery Date within Ten (10) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension. If the SELLER fails give the Initial Notice within the time limits stipulated above, the SELLER shall be deemed to have waived its right to claim any extension of the Delivery Date for such delay.

3. RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article aggregate to Two Hundred and Twenty-Five (225) days or more, or if the total accumulated time of all delays on account of the causes specified in Paragraph 1 of the Article and non-Permissible Delays as described in Paragraph 1 of Article III aggregate to Two Hundred and Seventy (270) days or more, in any circumstances, excluding delays due to arbitration as provided for in Article XIII hereof or due to default in performance by the BUYER, or due to delays in delivery of the BUYER Supplied Items, and excluding delays due to causes which, under Article V, VI, XI and XII and any other provisions hereof, permit extension or postponement of the time for delivery of the VESSEL, then in such event, the BUYER may in accordance with the provisions set out herein cancel or rescind this CONTRACT by serving upon the SELLER emailed notice of cancellation or recession and the provisions of Article X of this CONTRACT shall apply.

4. DEFINITION OF PERMISSIBLE DELAYS

Delays on account of such causes as provided for in Paragraph 1 of this Article excluding any other extensions or postponement of a nature which under the terms of this CONTRACT and/or applicable laws permit extension or postponement of the Delivery Date or delays due to reasons attributable to the BUYER, shall be understood to be (and are herein referred to as) Permissible Delays, and are to be distinguished from non-Permissible Delays on account of which the Contract

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Price of the VESSEL is subject to adjustment as provided for in Article III hereof. Notwithstanding any other stipulations of this CONTRACT, the parties hereby agree that a default in performance of, or any breach of this CONTRACT by, or reasons attributable to, the BUYER or the events described under this CONTRACT permit extension of the Delivery Date shall entitle the SELLER to extend the Delivery Date. Such extension of the Delivery Date shall be regarded as mutually agreed change of Delivery Date and shall be distinguished from the Permissible Delays and non-Permissible Delays which will entitle the BUYER to cancel or rescind this CONTRACT.

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ARTICLE IX WARRANTY OF QUALITY

1. GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following Delivery to the BUYER of the VESSEL, guarantees the VESSEL, her hull and machinery and all parts and equipment thereof that are designed (except to the extent that such design is proposed and/or developed by the BUYER or its agents or employees) manufactured or furnished or sourced or supplied by the SELLER and/or its sub-contractors under this CONTRACT including material, equipment (however excluding any parts for the VESSEL which have been supplied by or on behalf of the BUYER(unless caused by faulty installation or handling by the SELLER and/or its subcontractors) against all defects which are due to defective materials or equipment, and/or poor workmanship on the part of the SELLER, provided that a notice thereof is duly given to the SELLER as provided under Paragraph 2 of this Article; and the liability of the SELLER shall be limited to those set forth in Paragraph 3(a) of this Article and subject to all such exclusion of the SELLER’s liabilities as described in Paragraph 4 of this Article..

In addition, upon BUYER’s request, the SELLER agree to assist the BUYER to obtain the benefit of all guarantees of greater than twelve months’ duration which the SELLER has itself been given by its subcontractors and suppliers, if any.

In the event any defects of part and equipment are repaired, replaced or remedied by the BUILDER during warranty period, the period of guarantee for such item or items shall be extended for another six (6) months period after repairing replacement or remedy, but in any case such extended guarantee period shall not exceed eighteen (18) months from the delivery of the VESSEL.

2. NOTICE OF DEFECTS

The BUYER shall notify the SELLER by email of any defects for which a claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER’s written notice shall describe the nature and the extent of the defect. The SELLER shall have no obligation for any defects discovered prior to the expiry date of the said Twelve (12) months period, unless notice of such defects is received by the SELLER no later than ten (10) days after such expiry date.

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3. REMEDY OF DEFECTS

(a)

The SELLER shall remedy at its expense any defects, against which the VESSEL is guaranteed under this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement, if any, will be made by the SELLER. And shall, in any event, constitutes the sole liability of the SELLER and sole remedy to the BUYER, whether under this CONTRACT or under any applicable laws. In either case whether all necessary repairs or replacements are performed by the BUILDER at its shipyard or elsewhere as provided for in 3(b) below, the SELLER shall, in no circumstances, be responsible for any towage, dockage, wharfage, port charges or anything else incurred for or occasioned by the BUYER’s getting and keeping the VESSEL ready for such repairing and replacing. In any case, the VESSEL shall be taken at the BUYER’s sole cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(b)

However, if it is impractical to make the repair by the SELLER, then in any such event, the BUYER shall cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose of the operations of the Vessel, provided that, in such event, the SELLER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL elsewhere, the BUYER shall first, but in all events as soon as possible, give the SELLER notice in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or representative(s) of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER in writing, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, the SELLER shall immediately pay to the BUYER for such repairs or replacements a sum equal to the lower figure of (i) the actual cost for such repairs or replacements including forwarding charges. and (ii) the average cost for making similar repairs or replacements including forwarding charges as quoted by a leading shipyard each in China, Turkey and Singapore.

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(c)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4. EXTENT OF SELLER’S RESPONSIBILITY

The SELLER shall have no responsibility or liability for any other defects whatsoever in the VESSEL other than the defects specified in Paragraph 1 of this Article.

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above

The SELLER shall not be obligated to repair, or to be liable for any losses and/or damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear, nor shall there be any SELLER’s liability hereunder for defects in the VESSEL other than those specified in Paragraph 1 of this Article, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, negligence, or willful neglect, on the part of the BUYER, its employees or agents including the VESSEL’s officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or subcontractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their subcontractors or alteration or addition by the BUYER not previously approved by the SELLER.

Upon delivery of the VESSEL to the BUYER, in accordance with the terms of the CONTRACT, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this CONTRACT and/or any applicable laws (save in respect of those obligations to the BUYER expressly provided for in this Article IX) including without limitation, any responsibility or liability for defective workmanship, materials or equipment, design or in respect of any other defects whatsoever and any loss or damage resulting from any act, omission or default of the SELLER. In any circumstances whatsoever, whether under or in connection with this CONTRACT or any applicable laws, the SELLER’s liability shall be limited to the repairs and replacement as set forth in Paragraph 1 of this Article, excluding any other responsibility, obligation and/or liability such as but not limited to those for (i) consequential loss or special loss; or (ii) any damages, losses, costs and/or expenses arising from any cause whatsoever (including but not limited to

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the loss of management fees, pilot charges or costs, fuel or lubrication oils consumed, damage to the VESSEL or any part thereof or any third party caused by the defects specified in Paragraph 1 of this Article etc.) regardless of whether the aforesaid damages, losses, costs and/or expenses are directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraph 1 of this Article; (iii) loss of time, loss of use, loss of hire, loss of profit or earnings or demurrage arising from any cause whatsoever

The guarantee provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, conditions, guarantees or liabilities, express or implied, arising by any applicable law (i.e. laws of England) or out of the CONTRACT or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER’s negligence. This guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER, and the BUYER.

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ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.

All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of cancellation and/or rescission of this CONTRACT under and pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER by email, and such cancellation and/or rescission shall be effective as of the date the notice thereof is received by the SELLER.

For the avoidance of doubt, the events and/or occurrences which entitle the BUYER to cancel or rescind the CONTRACT shall be limited to those occurrences or events specified in this CONTRACT which specifically permits the BUYER to do so. No other event or circumstance shall give rise to any right to the BUYER for rescission or cancellation of the CONTRACT whether under this CONTRACT or any applicable laws.

The occurrences or events which specifically permits the BUYER to rescind or cancel or terminate the Contract are as follows:

(a) either Builder or CSTC is dissolved, liquidated or ceases to be registered as a company in its place of incorporation, or ceases to carry on its business as a whole, or declares its intention that such event will take place, except due to group internal restructuring, requirement of IPO and/or restructuring for financing purpose; or

(b) the BUYER becomes entitled to rescind the Contract, for (i) excessive delay in delivery of the VESSEL (Article III.1 (c)); or (ii) excessive deficiency of the speed of the VESSEL (Article III.2 (c)); or (iii) excessive fuel consumption of any one of the Engines (Article III.3 (c)); or (iv) excessive deficiency of the cargo tank capacity of the VESSEL (Article III.4(c); or (V) as per Article XXI.

2.

Thereupon the SELLER shall refund in United States Dollars within thirty (30) Banking days to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL together with interest (where applicable), unless the SELLER disputes the BUYER’s cancellation or rescission by instituting arbitration in accordance with Article XIII. If the BUYER’s cancellation or rescission of this CONTRACT is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made

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by the SELLER, and the BUYER shall not be entitled to demand repayment from the Refund Guarantor under its guarantee, until the Final Award or judgment on appeal therefrom, which shall be in favour of the BUYER, declaring the BUYER’s cancellation or rescission justified, is made and delivered to the SELLER. In the event of the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the [rate of Five percent (5%),] if the cancellation or rescission of the CONTRACT is exercised by the BUYER in accordance with the provision of Article III.1(c), 2(c), 3(c) or 4(c) hereof, on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by Bank of China or any such other bank account as nominated by the SELLER pursuant to Article II.4(b), 4(c), 4(d) or 4(e) from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, provided, however, that if the said cancellation or rescission by the BUYER is made under the provisions of Paragraph 3 of Article VIII or this CONTRACT terminates under Paragraph 2(b) of Article XII, then in such event the SELLER shall not be required to pay any interest.

3.

Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of the SELLER towards the BUYER and all rights and claims against the SELLER by the BUYER under this CONTRACT and any applicable laws shall be forthwith completely discharged and waived.

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ARTICLE XI BUYER’S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the CONTRACT if any of the following events occurs:

(a)

The BUYER fails, to pay the 2nd or 3rd or 4th or 5th instalment to the SELLER when any such instalment becomes due and payable under the provisions of Article II hereof and provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(b)

The BUYER fails, to deposit or pay the 6th instalment to the SELLER in accordance with Paragraph 3(f) and 4(f) of Article II hereof provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(c)	The BUYER fails, to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VII hereof; or

(d)	The BUYER fails, to provide the payment guarantee as per Article II (6)
(e)

The BUYER or its holding company or ultimate holding company is dissolved, liquidated or ceases to be registered as a company in its place of incorporation, or the BUYER ceases to carry on its business as a whole, or declares its intention that such event will take place, except due to group internal restructuring, requirement of IPO and/or restructuring for financing purpose; or

(f)

Any of the events described in Paragraph (d), (e) and/or (f) hereinabove occurs to the Payment Guarantor, and in such event, the BUYER fails to procure a new payment guarantee from a new payment guarantor acceptable to the SELLER within Thirty (30) days from the SELLER’s notice.

(g)	If the seller is entitled to terminate the contract as per Article XXI.

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2. NOTICE OF BUYER DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax or email after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by email to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid email acknowledgment to the SELLER within Three (3) calendar days it shall be deemed that such notification has been duly received by the BUYER.

3. INTEREST AND CHARGE ON BUYER’S DEFAULT

(a)

If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of Five percent (5%) per annum from the due date thereof to the date of the receipt by the SELLER of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1(c) of this Article, the BUYER shall be deemed in default of payment of the 6th instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER, as provided in Article VII hereof.

(b)

In any event of default by the BUYER under Paragraph1 above, the BUYER shall also pay all costs, charges and expenses incurred by the SELLER in consequence of such default together with a reasonable sum for reimbursement of interest.

4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)	If any default by the BUYER occurs as defined in Paragraph 1 of this Article, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)	If any such default as defined in Paragraph 1 of this Article committed by the BUYER continues for a period of Fifteen (15) days, then, the SELLER shall have all following rights and remedies:

(i)

The SELLER may, at its option, cancel or rescind this CONTRACT, by giving notice of such effect to the BUYER email. Upon receipt by the BUYER of such email notice of cancellation or rescission, all of the BUYER Supplied Items shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

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(ii)

In the event of such cancellation or rescission of this CONTRACT, the SELLER shall be entitled to retain any instalment(s) of the Contract Price paid by the BUYER to the SELLER on account of this CONTRACT.

(iii)

(Applicable to any BUYER’s default defined in Paragraph 1(a) to 1(g) of this Article) The SELLER shall, without prejudice to the SELLER’s right to recover from the BUYER the 6th instalment, interest, costs and/or expenses by applying the proceeds to be obtained by the disposal of the VESSEL in accordance with the provisions set out in this Contract, have the right to declare any and all unpaid instalments / the balance of the Contract Price to be forthwith due and payable and upon such declaration, the SELLER shall have the right to immediately demand the payment of such amount of unpaid instalments / the balance of the Contract Price from the BUYER and/or the Payment Guarantor.

5. SALE OF THE VESSEL

(a)

In the event of cancellation or rescission of this CONTRACT as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and will sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby

(b)

In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all reasonably incurred and documented expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid instalment(s) and/or unpaid balance of the Contract Price and interest on such instalment(s) at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

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(c)

In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all reasonably incurred and documented expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the instalment(s) so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this CONTRACT.

(d)

In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of instalment(s) already paid by the BUYER and the cost of the BUYER Supplied Items, if any.

(e)	If the proceed of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

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ARTICLE XII INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit and supplies delivered to the BUILDER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER Supplied Items, fully insured with first class Chinese insurance companies for BUILDER’s RISK. A copy of the BUILDER’s insurance policy shall be sent to the BUYER on request from the BUYER.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER including the value of a maximum amount of US$ 300,000.00 of the BUYER Supplied Items. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2. APPLICATION OF RECOVERED AMOUNT

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and the SELLER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this CONTRACT if completed in accordance with this CONTRACT and Specifications and not make any claim for any damage, consequential loss or depreciation.

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(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

(i)

By the mutual agreement between the parties hereto, proceed in accordance with terms of this CONTRACT, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL’s damages and/or reinstallation of BUYER Supplied Items, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this CONTRACT including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)

If due to whatever reasons the parties fail to agree on the above, then refund immediately to the BUYER the amount of all instalments paid to the SELLER under this CONTRACT without interest, whereupon this CONTRACT shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate and be discharged forthwith.

Within Thirty (30) days after receiving email notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER by email of its agreement or disagreement under Paragraph 2(b) of this Article. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This CONTRACT shall be deemed as canceled or rescinded and Paragraph 2 (b) (ii) of this Article shall apply.

3. TERMINATION OF THE SELLER’S OBLIGATION TO INSURE

The SELLER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

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ARTICLE XIII DISPUTES AND ARBITRATION

1. PROCEEDINGS

This CONTRACT shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this CONTRACT shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Article.

The seat of the arbitration shall be England, even where the hearing takes place outside England.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators, one to be appointed by each party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 28 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 28 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 28 days specified in the notice, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if the arbitrator had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor the counterclaim exceeds the sum of US$400,000 (or such other sum as the parties may agree) the parties may further agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings and commenced. Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3. NOTICE OF AWARD

Notice of any award shall immediately be given by email to the SELLER and the BUYER.

4. EXPENSES

The arbitrator(s) or the Classification Society, as applicable, shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the parties concerned. Any right of appeal available under the laws of England is hereby expressly precluded and excluded by the parties hereto.

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6. ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction.

7. ALTERATION OF DELIVERY TIME

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VII and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

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ARTICLE XIV RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this CONTRACT to any other individual, firm, company or corporation unless prior written consent of the other party is given in writing (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, the BUYER may:

(i) novate its rights and obligations under this Contract to any fully guaranteed affiliate of the Buyer upon condition that the Corporate Guarantor guarantees in accordance with the format in Exhibit B the obligations of such affiliate in a manner reasonably satisfactory to the SELLER (in which event the parties to this Contract shall execute a novation agreement in a form reasonably mutually agreed to by the parties), or

(ii) assign the benefit, but not the obligations, of this Contract to a financial bank or financial institution involved in the provision of financing to the BUYER (in which event the SELLER shall execute an acknowledgement to the financiers upon receipt of a notice of assignment in a form reasonably acceptable to the SELLER)

In case novation or assignment takes place, the SELLER shall not, by virtue of the novation or assignment, have any additional obligations and/or risks other than those existing prior to the date when such novation or assignment becomes effective.

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ARTICLE XV TAXES AND DUTIES

1. TAXES

All costs for taxes including, but not limited to, stamp duties, dues, and levies, if any, incurred in connection with this CONTRACT in the People’s Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People’s Republic of China or elsewhere for the construction of the VESSEL shall be borne by the SELLER.

The BUYER shall be responsible for the personal income tax for any person it employs, including Supervisor or other BUYER’s staff, agent and representatives who work at the BUILDER’s shipyard and premise.

All taxes, duties, stamps, dues, levies and fees of whatsoever nature incurred or imposed in China in respect of the BUYER Supplied Items, if any, shall be borne by the BUYER.

2. DUTIES

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside China in connection with execution and/or performance of this CONTRACT by the BUYER, except for taxes, duties, stamps, dues, levies and fees imposed upon those items which are to be procured by the SELLER for the construction of the VESSEL in accordance with the terms of this CONTRACT and the Specifications. The Seller shall within its capability provide the assistance to Buyer in relating to the taxes of Buyer’s Supply items where reasonable possible for the procedure.

Any tax or duty other than those described hereinabove, if any, shall be borne by the BUYER.

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ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this CONTRACT and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright with respect to equipment, the Specifications, plans, drawings, technical descriptions, calculations, tests results and other data, and information and documents concerning the design and construction of the VESSEL covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The parties undertake, until the 31st March 2027, not to disclose the same or divulge any Confidential Information without the prior written consent of the other party, except where such disclosure is:

(a)

to directors, officers, employees, advisors and financiers of the parties, and their respective Affiliates to the extent required for the proper performance of their work in connection with the performance of this CONTRACT;

(b)	to persons engaged by or on behalf of the Parties to the extent required for the proper performance of their work for the purpose or purposes incidental to and arising out of this CONTRACT;

(c)	in the case of the BUYER, its shareholders, to any financiers or advisers of the BUYER (including any officers, employees, advisers and financiers of those persons);

(d)	to persons engaged by the BUYER or its Affiliates to operate, maintain and repair the VESSEL;

(e)

in order to comply with any stock exchange or other regulatory requirements or as be required by any competent court of law or regulatory bodies including if for reasons required by the CSSC Group; and

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(f)	connection with the operation, maintenance, on-sale or repair of the VESSEL,

Provided that the BUILDER and the BUYER, when making such disclosure, shall require the third party receiving such Confidential Information to keep such information confidential on the same terms as provided in this Article.

For the purposes of this Article, “Confidential Information” means any data, specifications, drawings, reports or other documents or information supplied or made available by one party to the other in connection with the design and construction of the Vessel , except information: (a) which was developed by and in possession of either party prior to first receipt from the other party; and/or (b) which at the date hereof or hereafter becomes, through no wrongful act or failure to act on the part of either party, published information generally known on a non-confidential basis; and/or (c) which is hereafter furnished to the either party by a third party as a matter of right without restrictions on disclosure; and/or (d) which is already a public knowledge in the market.

The SELLER’s indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the BUILDER if any.

The SELLER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents, with BUYER’s Comments incorporated, concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLER, except where it is necessary for usual operation, repair and maintenance, sale or charter of the VESSEL.

Nothing in this ARTICLE shall prevent the SELLER from disclosing any specifications, drawings, or designs relating to the VESSEL, including those developed by the PARTIES during this CONTRACT, to other customers or potential customers (except where such information includes the intellectual property of the BUYER).

The BUYER shall forthwith notify the SELLER of any claims for any intellectual property or industrial proprietary rights (including without limitation patents, trademarks, copyrights, utility models, registered designs and models and/or knowhow) related infringement upon it becoming aware of such claims.

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The SELLER shall have full control and decision over any discussion, mediation, settlement and/or legal proceedings (i.e., litigation or arbitration) in respect of and/or in connection with such claims. The Seller agrees to provide the Buyer with a copy of the settlement in relating to such claims before signing of the settlement, if any.

the SELLER shall in no event be liable to the BUYER for (i) consequential loss or special loss; or (ii) any damages, losses, costs and/or expenses arising from any cause whatsoever regardless of whether the aforesaid damages, losses, costs and/or expenses are directly or indirectly occasioned to the BUYER by reason of any claims for any intellectual property or industrial proprietary rights (including without limitation patents, trademarks, copyrights, utility models, registered designs and models and/or knowhow) related infringement; (iii) loss of time, loss of use, loss of hire, loss of profit or earnings or demurrage arising from any cause whatsoever.

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ARTICLE XVII NOTICE

Any and all notices and communications in connection with this CONTRACT shall be addressed as follows:

To the BUYER:	Navigator Proxima L.L.C.
Address:	c/o NGT Services (UK) Limited, 10 Bressenden Place, London, SW1E 5DH, United Kingdom
Email:	legal.notices@navigatorgas.com

To CSTC: CHINA SHIPBUILDING TRADING CO., LTD.

Address :	23rd Floor, Marine Tower,
No.1 Pudongdadao, Shanghai 200120, the People’s Republic of China
Email:	qiuww@mail.chinaships.com

To the BUILDER: JIANGNAN SHIPYARD (GROUP) Co., LTD.

Address :	988 Changxing Jiangnan Road, Changxing District, Chongming County, Shanghai 201913, the People’s Republic of China
Email:	lg.marketing@jnshipyard.cn

Any notices and communications sent by CSTC or the BUILDER alone to the BUYER shall be deemed as having being sent by both CSTC and the BUILDER.

Any change of address shall be communicated in writing by registered mail or email by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this CONTRACT shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered Ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered Five (5) days after the date of dispatch, and email transmission shall be deemed as delivered upon the subject email has been moved to the “Sent” box on the sending computer.

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Any and all notices, communications, Specifications and drawings in connection with this CONTRACT shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

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ARTICLE XVIII EFFECTIVE DATE OF CONTRACT

This CONTRACT shall become effective upon being signed by both parties.

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ARTICLE XIX INTERPRETATION

1. LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part hereof, , shall be governed by and interpreted in accordance with the laws of England.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this CONTRACT. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this CONTRACT, then in each and every such event the applicable provisions of this CONTRACT shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this CONTRACT and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this CONTRACT, then such change or changes shall govern.

3. DEFINITIONS

“Affiliate” shall mean any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified party. For the purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, it being understood and agreed that with respect to a corporation, limited liability company or partnership, control shall mean direct or indirect ownership of at least 50% of the voting stock, or limited liability company interest, general partnership interest or voting interest in any such corporation, limited liability company or partnership.

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“Banking Day(s)” are days on which banks are open both in Beijing, P. R. China, and New York City, U.S.A.

“Business Day(s)” are days on which the working day(s) in P. R. China and London, England are others than Saturday, Sunday and Public Holiday.

In absence of stipulation of “Banking Day(s)” or “Business Day(s)”, the “Day(s)” or “day(s)” shall be taken as “calendar day(s)”.

“Final Award” means a published arbitration award in respect of any disputes arising out of or in connection with this CONTRACT where any right of appeal available in respect of such arbitration award under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law and in case of such arbitration award is appealed, the final judgement from any court of competent jurisdiction on such award upon appeal by either the BUYER or the SELLER where any right of appeal available in respect of such judgement under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law.

4. ENTIRE AGREEMENT

This CONTRACT sets forth the entire understanding of the parties with respect to the subject matter discussed herein. It supersedes all prior discussions, negotiations and agreements, (including but not limited to the Letter of Intent/Option Agreement) whether oral or written, expressed or implied.

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ARTICLE XX ANTI-BRIBERY AND CORRUPTION

The PARTIES agree that in connection with the performance of this CONTRACT, they shall each:

(a)

Comply at all times with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation or by any person providing services for it or on its behalf; and

(b)	Make and keep books, records, and accounts which in reasonable detail accurately and fairly reflect the transactions in connection with this CONTRACT.

Each Party represents and warrants that neither it nor any member of its organization has committed any breach of applicable anti-corruption legislation and will not commit a breach of applicable anti-corruption legislation during this CONTRACT. Each Party shall immediately notify the other if it receives or becomes aware of any matter that is prohibited by this ARTICLE.

The PARTIES shall, within its capabilities, require its subcontractors to comply with the requirements of this ARTICLE.

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ARTICLE XXI TRADE AND COMPLIANCE

Notwithstanding any other Article in this CONTRACT:

(a) Each Party warrants, represents and undertakes to the other Party that at the date of entering into this CONTRACT and continuing until the delivery and acceptance of the VESSEL: (i) neither it nor any of its directors, officers or employees are listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Asset Control, the Consolidated Financial Sanctions List maintained by the European Commission, the Consolidated List of Financial Sanctions Targets in the U.K. maintained by HM Treasury of the U.K., and sanction lists maintained by Ministry of Foreign Affairs of the People’s Republic of China which may prohibit or restrict either Party’s entry into this CONTRACT and/or construction and delivery of the Vessel (the “Sanctions”), and(ii) it is not owned and/or controlled by an entity listed on any Sanctions (for the purposes of this Article, ‘owned’ means where any parties, directly or indirectly, owns a 50% or greater interest in any entity, individually or in the aggregate, without need to prove any form of joint arrangement between said parties or that the shares are held jointly); and (iii) its entry into and performance of this CONTRACT is not prohibited or restricted by, and does not expose the other Party, the VESSEL or the other Party’s directors, officers or employees or the sale and purchase of the VESSEL under this CONTRACT to the aforesaid Sanctions; and

(b) During the performance of this CONTRACT, a Party shall notify the other Party in writing immediately if such Party is aware that there is a breach of the aforesaid Paragraph 1 and in such event, both Parties shall provide and share with each other without delay any and all necessary information in relation to the Sanctions.

Both Parties shall then discuss and consider in good faith within ninety (90) days after the date of aforesaid notice or such longer period as may be mutually agreed in writing by both Parties (the “Discussion Period”) the acceptable and lawful ways and options, including but not limited to (the “Acceptable Solution”):

(i)	lift the Sanctions; or

(ii)	remove the impact of the Sanctions on the construction and delivery of the Vessel; or

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(iii)	enable the Parties to continue the performance of this CONTRACT; or

(iv)	proceed with the sale and purchase of the VESSEL or a novation of any rights and obligations under this CONTRACT,

and the Parties shall make their reasonable efforts to achieve the Acceptable Solution.

During the Discussion Period that both Parties are discussing and considering the Acceptable Solution, the Delivery Date shall be extended for a period of the Discussion Period and if and to the extent that there arises any non-performance or suspension of performance by either Party of any or all its obligations under this CONTRACT due to such Party (including such Party’s bank, subcontractor and/or supplier’s) compliance with the Sanctions, such non-performance or suspension of performance shall not constitute a breach of this CONTRACT. For the avoidance of doubt and without prejudice to each Party’s other rights and remedies, neither Party shall have right to rescind or cancel this CONTRACT during the Discussion Period.

If the Parties identify an Acceptable Solution within the Discussion Period, the Parties shall closely and diligently work together to immediately implement the Acceptable Solution within sixty (60) days after the end of the Discussion Period or such longer period as may be mutually agreed in writing by both Parties for the purpose of implementing the Acceptable Solution (the “Extended Period”). The Delivery Date shall be further extended for a further period of the Extended Period or until completion of the Acceptable Solution (whichever is earlier).

If the Parties fail to identify an Acceptable Solution within the Discussion Period or fail to implement the Acceptable Solution within the Extended Period, to the extent permitted by the Sanctions and applicable laws:

i) if the SELLER is the party that is in breach of Paragraph 1, the BUYER shall have the right to terminate this CONTRACT within fifteen (15) days after the expiry of the Discussion Period or the Extended Period (as the case may be). In this case, the provisions of Articles X.2 and X.3 shall apply but the SELLER shall refund to the BUYER all instalments paid by the BUYER without interest and, upon the SELLER’s aforesaid refund of the instalments, all obligations, duties and liabilities of the one Party towards the other Party and all rights, benefits and claims against one Party by/of the other Party under or in connection with this CONTRACT and/or any applicable laws shall be forthwith completely discharged.

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ii) if the BUYER is the party that is in breach of Paragraph 1, the SELLER shall have the right to terminate this CONTRACT within fifteen (15) days after the expiry of the Discussion Period or the Extended Period (as the case may be), and upon such termination, the SELLER shall be entitled to all rights as provided in the provisions of Articles XI.4 and XI.5 (including without limitation, the rights to retain the instalment(s) paid by the BUYER on account of this CONTRACT and to sell or otherwise dispose the VESSEL and any part of it and the BUYER’s Supplied Items as it deems fit)

However, should no Party elect to terminate this CONTRACT within the fifteen (15) days period after the expiry of the Discussion Period, then the Parties shall be regarded as having elected to continue to perform this CONTRACT and, in such event, the Delivery Date as provided in Article VII shall be automatically extended for a period of the Discussion Period, plus the Extended Period, plus fifteen (15) days and the relevant terms of this CONTRACT shall be correspondingly adjusted in consequence of such extension.

For the avoidance of any doubt, save for Sanctions caused by or applicable to either Party as set out above, no other sanction of whatsoever nature or any similar measures/restrictions onto either Party shall give rise to any right to the other Party for termination of the Contract or any claims for loss or damage, whether under this Contract or any applicable laws.

(c) Notwithstanding anything in this Article to the contrary, the BUYER and/or the SELLER shall not be required to do anything which constitutes a violation of the national, international and supranational laws and regulations to which either of them is subject.

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In WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly signed on the day and year first above written.

THE BUYER: NAVIGATOR PROXIMA L.L.C

By:	/s/ Michael Schröder	By:	/s/ Kaj Pilemand
Name:	Michael Schröder	Name:	Kaj Pilemand
Title:	Attorney-in-fact	Title:	Attorney-in-fact

THE SELLER:

CSTC: CHINA SHIPBUILDING TRADING CO., LTD.

By:	/s/ Rong Yao
Name:	Rong Yao
Title:	Attorney-in-fact

THE BUILDER: JIANGNAN SHIPYARD (GROUP) CO., LTD.

By:	/s/ Wang Jie
Name:	Wang Jie
Title:	Attorney-in-fact

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Exhibit “A”: IRREVOCABLE LETTER OF GUARANTEE

(Refund Guarantee)

To: [***]

Date: [***]

Dear Sirs,

Irrevocable Letter of Guarantee No.[***]

At the request of JIANGNAN SHIPYARD (GROUP) CO., LTD. and in consideration of your agreeing to pay JIANGNAN SHIPYARD (GROUP) CO., LTD and CHINA SHIPBUILDING TRADING CO., LTD.. (hereinafter collectively called the “SELLER”) the instalments before delivery of the VESSEL under the contract concluded by and amongst you, and the SELLER dated [***] for the construction of one (1) 48,500 CBM LEG/LPG CARRIER to be designated as Hull No.H2855 hereinafter called “the CONTRACT”), for good and valuable consideration, receipt and sufficiency acknowledged, we, [***], do as primary obligor hereby irrevocably guarantee repayment to you by the SELLER of an amount up to but not exceeding a total amount of US$ 51,450,000.00 say United States Dollars Fifty One Million Four Hundred and Fifty Thousand Only representing the aggregate of the

(a)	1st instalment of the Contract Price of the VESSEL in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), and
(b)	the 2nd instalment of the Contract Price of the VESSEL in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), and
(c)	the 3rd instalment of the Contract Price of the VESSEL in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), and
(d)	the 4th instalment of the Contract Price of the VESSEL in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00), and
(e)	the 5th instalment of the Contract Price of the VESSEL in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00),

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as you may have paid to the SELLER under the CONTRACT prior to the delivery of the VESSEL, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms of the CONTRACT, plus interest if applicable.

Should the SELLER fail to make such repayment, we shall pay you the amount the SELLER ought to pay with no interest if cancellation of the CONTRACT is exercised by you for the delay caused by the Permissible Delays in accordance with the provisions of Article VIII.3 or total loss in accordance with the provisions of Article XII.2(b), or together with an interest at the rate of Five percent (5%) per annum if the cancellation of the CONTRACT is exercised by you in accordance with the provisions of Article III 1(c), 2(c), 3(c) or 4(c) of the CONTRACT within Thirty (30) Business Days after our receipt of the relevant written demand from you for repayment.

However, if within twenty-five (25) business days after your written demand, the SELLER or you notify us in writing that there is a dispute between you and the SELLER in relation to:

(1) whether the SELLER shall be liable to repay the instalment paid by you; and

(2) consequently, whether you shall have the right to demand payment from us,

and that such dispute is submitted either by the SELLER or by you for arbitration in accordance with Article XIII of the CONTRACT, we shall be entitled to withhold and defer payment until the Final Award is published or a settlement agreement entered into between you and the SELLER. We shall not be obligated to make any payment to you unless the Final Award orders the SELLER to make repayment or the settlement agreement so provides. If the SELLER fails to honour the Final Award or settlement agreement then we shall refund to you to the extent the Final Award orders or settlement agreement requires but not exceeding the aggregate amount of this guarantee plus the interest described above. We shall make payment within Twenty-Five (25) Business Days after the date of receipt by us of your further written demand accompanied by (i) a copy of the Final Award or settlement agreement and (ii) your written statement that SELLER has not within Thirty (30) days of its date complied with the Final Award or Settlement agreement

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“Final Award” means a published arbitration award in respect of any disputes arising out of or in connection with the CONTRACT where any right of appeal available in respect of such arbitration award under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law and in case of such arbitration award is appealed, the final judgement from any court of competent jurisdiction on such award upon appeal by either the BUYER or the SELLER where any right of appeal available in respect of such judgement under the applicable law is waived/excluded or is not exercised by the BUYER and the SELLER within the time limit under such applicable law.

All payments to be made by us hereunder shall be made by telegraphic transfer in United States Dollars; and be paid without set off or counterclaim; or deduction or withholding for any present or future taxes or restrictions in [the People’s Republic of China] or other similar charges. If we shall be required by law to make any such deduction from any payment, the sum payable shall be increased as may be necessary so that, after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this provision), you receive an amount equal to the sum you would have received where no deductions have been made

This Letter of Guarantee shall become effective from the time of the actual receipt of the1st instalment by the SELLER from you and the amount effective under this Letter of Guarantee shall correspond to the payment of the instalment(s) actually made by you under the CONTRACT prior to the delivery of the VESSEL. However, the available amount under this Letter of Guarantee shall in no event exceed the above-mentioned total aggregate amount of the instalment(s) actually paid to the SELLER, together with interest calculated, as described above without interest or, at Five percent (5%) per annum, as the case may be for the period commencing from the date of receipt by the SELLER of the respective instalment to the date of repayments thereof.

All demands, claims and notices in connection with this Letter of Guarantee shall be validly given if sent to us by AUTHENTICATED SWIFT (SWIFTCODE. [***]) to be sent through [***].

This Letter of Guarantee shall remain in force until the VESSEL has been delivered to and accepted by you (which shall be conclusively evidenced by presentation to us of an copy of fully signed protocol of delivery and acceptance of the VESSEL) or refund has been made by the SELLER or ourselves, or until July 31st, 2028, whichever occurs the earliest,

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Upon expiry of this Letter of Guarantee for the aforesaid reasons, this Letter of Guarantee shall automatically become null and void, regardless of whether returned to us for cancellation or not, and any demand received after expiry shall be ineffective. However, if on or prior to this date, an arbitration has been commenced between you and the SELLER pursuant to Article XIII of the Contract, then this Letter of Guarantee shall remain in full force and effect until the date falling 45 days after the date of the final arbitration award or settlement agreement.

For the avoidance of doubt, our liability under this Guarantee shall not be affected, discharged, impaired or diminished by any novation, amendment, supplement or variation, of the CONTRACT, the irregularity, illegality, unenforceability or invalidity in whole or in part of the CONTRACT or any other guarantee, surety or security for the obligations of the SELLER thereunder; any delay in enforcing your rights of under the CONTRACT or otherwise or waiver, time or indulgence granted to the SELLER; any insolvency, bankruptcy, liquidation or re-organisation of either party constituting the SELLER; the dissolution of either party constituting the SELLER (or its otherwise ceasing to exist) or by any other matter or thing which, but for this paragraph, might have operated to affect our liability hereunder.

This letter of Guarantee is governed by the lays of England. Any and all disputes in connection with this letter of Guarantee shall be submitted to arbitration in London, England in according with the Arbitration Act 1996 and the rules of the London Maritime Arbitrator’s Association.

For [the Refund Guarantor]

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Exhibit “B”:IRREVOCABLE LETTER OF GUARANTEE

FOR THE SECOND, THIRD, FOURTH AND FIFTH INSTALMENTS

From:[***]

Date: [***]

To:	CHINA SHIPBUILDING TRADING CO., LTD.

56(Yi) Zhongguancun Nan Da Jie, Beijing

100044, the People’s Republic of China

and

JIANGNAN SHIPYARD (GROUP) CO., LTD.

988 ChangxingJiangnan Ave., Changxing Island, Shanghai 201913, the

People’s Republic of China

Dear Sirs,

(1)

In consideration of your entering into a shipbuilding contract dated [***] (the “Shipbuilding Contract”) with Navigator Proxima L.L.C. as the buyer (the “BUYER”) for the construction of one (1) 48,500 CBM LEG/LPG CARRIER as BUILDER’s Hull No. H2855 (the “VESSEL”), we, Navigator Holdings Ltd., a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of each and all of the 2nd, 3rd, 4th and 5th instalments of the Contract Price amounting to a total sum of United States Dollars Forty One Million One Hundred and Sixty Thousand (US$ 41,160,000.00) as specified in (2) below.

(2)

The instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 2nd instalment in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00) payable by the BUYER within Five (5) Banking Days upon 180 days after the signing date of Contract, the 3rd instalment in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00) payable by the BUYER within Three (3) Banking Days after cutting of the first steel plate of the VESSEL, the 4th instalment in the amount of United States Dollars Ten Million Two

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Hundred and Ninety Thousand only (US$ 10,290,000.00) payable by the BUYER within Three (3) Banking Days after keel-laying of the first section of the VESSEL, and the 5th instalment in the amount of United States Dollars Ten Million Two Hundred and Ninety Thousand only (US$ 10,290,000.00) payable by the BUYER within Three (3) Banking Days after launching of the VESSEL.

(3)

We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each instalment guaranteed hereunder at the rate of Five percent (5%) per annum from and including the first day after the date of instalment in default until the date of full payment by us of such amount guaranteed hereunder.

In

the event that the BUYER fails to punctually pay the Instalments guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) days, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee the unpaid 2nd installment, or the 3rd installment, or the 4th installment or the 5th instalment together with the interest as specified in paragraph. (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(4)

Any payment by us under this Letter of Guarantee shall be made in the United States Dollars by telegraphic transfer to BANK OF CHINA SHANGHAI BRANCH, NO.23 ZHONGSHAN ROAD (E.1) SHANGHAI CHINA (having SWIFT Code BKCHCNBJ300), as receiving bank nominated by you for credit to the account of you with Bank of China, Limited, Shanghai Branch (account No. 444259237023) or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee.

(5)

This Letter of Guarantee and our obligations under this Letter of Guarantee shall not be affected or prejudiced and we shall not withhold and/or delay our payment by the reason of any dispute between you as the SELLER and the BUYER under or in connection with the Shipbuilding Contract or by the BUILDER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of the terms thereof (whether or not made with our knowledge), or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Letter of Guarantee.

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(6)

Any claim or demand shall be in writing signed by one of your officers and may be served on us either by hand or by post and if sent by post to Navigator Holdings Ltd., c/o NGT Services (UK) Limited, 10 Bressenden Place, London, SW1E 5DH, United Kingdom (or such other address as we may notify to you in writing) or by SWIFT (SWIFT CODE: [***]) via [***]).

(7)

This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter Guarantee and shall continue in force and effect until the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof or until the full payment of all the 2nd, 3rd, 4th and 5th instalments together with the aforesaid interests (if applicable) by the BUYER or us, whichever occurs later .

(8)

All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(9)

This letter of Guarantee is governed by the lays of England. Any and all disputes in connection with this letter of Guarantee shall be submitted to arbitration in London, England in according with the Arbitration Act 1996 and the rules of the London Maritime Arbitrator’s Association.

(10)	This Letter of Guarantee shall have expired as aforesaid, you will return the same to us without any request or demand from us.

(11)

We hereby represent and confirm to you that we are permitted by the law of the Marshall Islands, and have the corporate power and authority, to issue this Letter of Guarantee with its precise wording and to perform our obligations hereunder and in particular to designate the laws of England as the governing law hereof. With regard to the rules, regulations and requirements of the laws and regulations of the Marshall Islands, we hereby confirm that this guarantee is valid and enforceable and confirm further that we have obtained all necessary approvals and authorizations to issue and perform this Letter of Guarantee in United States Dollars.

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(12)

The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of U.S. Dollars Forty One Million Five Hundred and Three Thousand Only (US$41,503,000.00) being an amount equal to the sum of:-

(a) All the 2nd and the 3rd and 4th and 5th instalments guaranteed hereunder in the total amount of United States Dollars Forty-One Million One Hundred and Sixty Thousand only (US$ 41,160,000.00); and

(b) Interest at the rate of five percent (5%) per annum on the Instalment for a period of sixty (60) days in the amount of United States Dollars One Hundred and Thirty Thousand Six Hundred and Sixty Seven only (US$343,000.00).

(13)

We further waive and disclaim all rights whatsoever to claim sovereign immunity for ourselves or our assets in respect of any claim or proceedings brought against us under or in respect of this Letter of Guarantee.

(14)	The “Business Day(s)”, “Banking Day(s)” and “Day(s)” defined in the Shipbuilding Contact shall have the same meaning when used in this Letter of Guarantee.

Very Truly Yours,

By: [***]

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